UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
December 28, 2005
CIVITAS BANKGROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Tennessee	000-27393	62-1297760

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4 Corporate Centre, 810 Crescent Centre Drive, Suite 320, Franklin, Tennessee	37067

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (615) 263-9500
N/A

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under and Off-Balance Sheet Arrangement of a Registrant.
     On December 28, 2005, Civitas Statutory Trust I (the “Trust”), a Delaware statutory trust subsidiary of Civitas BankGroup, Inc., a Tennessee corporation (the “Company”), issued $13,000,000 of trust preferred securities to certain institutional investors and used the proceeds from the offering to purchase $13,403,000 of the Company’s Floating Rate Junior Subordinated Deferrable Interest Debentures due 2036 (the “Subordinated Debentures”). In connection with the issuance of the trust preferred securities, the Company guaranteed, pursuant to a guarantee agreement, the payment obligations of the Trust related to the trust preferred securities.
     The proceeds from the issuance of the Subordinated Debentures were used to repay outstanding borrowings of $4,550,000 under that certain Loan Agreement dated as of December 13, 2004 by and between the Company and First Tennessee Bank, National Association and for the redemption of $8,248,000 in aggregate principal amount of the Company’s Floating Rate Junior Subordinated Debentures due 2025 (the “Original Subordinated Debentures”).
     The Subordinated Debentures (and the Trust’s trust preferred securities) mature in 2036 and, until March 15, 2006, bear interest at an annual rate equal to 6.06% per annum and thereafter at a floating rate equal to three-month LIBOR plus 1.54%. The Company may defer the payment of interest on the Subordinated Debentures at any time for a period of up to twenty consecutive quarters provided the deferral period does not extend past the stated maturity. Except upon the occurrence of certain special events resulting in a change in the capital treatment or tax treatment of the Subordinated Debentures or resulting in the Company being deemed to be an investment company, the Company may not redeem the Subordinated Debentures until March 15, 2011. If the Subordinated Debentures are redeemed prior to March 15, 2011 as a result of the occurrence of any such special event, the Company is required to pay a redemption premium ranging from 104.625% to 101.400% of the principal amount of the Subordinated Debentures depending on the date of any such redemption.
Item 7.01. Regulation FD Disclosure.
     On January 3, 2006, Civitas issued the press release furnished herewith as Exhibit 99.1 announcing the completion of the Trust’s offering of the trust preferred securities and the repayment of the indebtedness described above.
Item 8.01 Other Events.
     On December 29, 2005, the Personnel Committee of the Company’s Board of Directors recommended that the Board of Directors, and the Board of Directors voted to, accelerate the vesting of certain unvested options to purchase approximately 400,000 shares of the Company’s common stock held by certain directors, employees and officers under the Company’s 1998 Stock Option Plan which had exercise prices greater than the closing price of the Company’s common stock on December 29, 2005. These options became exercisable immediately as a result of the vesting acceleration and, as a result, the Company will not be required to recognize any compensation expense associated with these option grants in future years.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits

99.1	Press release of Civitas BankGroup, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIVITAS BANKGROUP, INC.
By:	/s/ Lisa Musgrove
	Name:	Lisa Musgrove
	Title:	Executive Vice President, Chief Operating Officer and Chief Financial Officer

Date: January 3, 2006

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release of Civitas BankGroup, Inc.